Exhibit 8.01

Subsidiaries of Oi S.A.

Name of Subsidiary	Jurisdiction of Incorporation
Oi Móvel S.A.	Brazil
Brasil Telecom Comunicação Multimídia Ltda.	Brazil
BrT Card Serviços Financeiros Ltda.	Brazil
Brasil Telecom Call Center S.A.	Brazil
Oi Internet S.A	Brazil
Oi Paraguay Multimedia Comunicaciones SRL	Paraguay
Rio Alto Gestão de Créditos e Participações S.A.	Brazil
Copart 5 Participações S.A.	Brazil
Telemar Norte Leste S.A.	Brazil
Paggo Empreendimentos S.A.	Brazil
Paggo Acquirer Gestão de Meios de Pagamentos Ltda.	Brazil
Paggo Administradora de Crédito Ltda.	Brazil
Oi Serviços Financeiros S.A.	Brazil
Copart 4 Participações S.A.	Brazil
Dommo Empreendimentos Imobiliários S.A.	Brazil
SEREDE – Serviços de Rede S.A.	Brazil
Pointer Networks S.A.	Brazil
VEX Venezuela C.A	Venezuela
VEX Wifi S.A.	Uruguay
VEX Ukraine LLC	Ukraine
VEX USA Inc.	United States of America
Pointer Networks S.A. – SUC Argentina	Argentina
VEX Wifi Canadá Ltd.	Canada
VEX Colombia Ltda.	Colombia
VEX Paraguay S.A.	Paraguay
Pointer Peru S.A.C	Peru
Oi Brasil Holdings Cooperatief UA	The Netherlands
Bryophyta SP Participações S.A.	Brazil
Portugal Telecom Internacional Finance B.V	The Netherlands
Carrigans Finance S.à.r.l.	Luxembourg
CVTEL, BV	The Netherlands
Directel - Listas Telefónicas Internacionais, Lda.	Portugal
PT Investimentos S.A.	Portugal
PT Participações, SGPS, S.A.	Portugal
PT Ventures, SGPS, S.A.	Portugal
TPT - Telecomunicações Publicas de Timor, S.A.	Portugal
CST – Companhia Santomense de Telecomunicações, S.A. R.L.	São Tomé
Directel Cabo Verde – Serviços de Comunicação, Lda.	Cape Verde
Directel Uganda – Telephone Directories, Limited	Uganda
Elta - Empresa de Listas Telefónicas de Angola, Lda.	Angola
Kenya Postel Directories, Ltd.	Kenya
LTM - Listas Telefónicas de Moçambique, Lda.	Mozambique
Mobile Telecommunications Limited	Namibia
Africatel GmbH	Germany
Africatel Holdings, BV	The Netherlands
Timor Telecom, S.A.	Timor